Exhibit 99.1

LAZARD LTD REPORTS SECOND-QUARTER

AND FIRST-HALF 2015 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.98 (diluted) for the quarter ended June 30, 2015, excluding a net benefit of $1.78 (diluted) per share related to release of valuation allowance on deferred tax assets[2], compared to $0.64 (diluted) for the 2014 second quarter. Pre-tax income per share (diluted), as adjusted[1], up 37% from second-quarter 2014

•	Record second-quarter operating revenue[1] of $607 million, up 6% from second-quarter 2014; record first-half operating revenue of $1,188 million, up 7% from first-half 2014

•	Record second-quarter Financial Advisory operating revenue of $316 million, up 13% from second-quarter 2014; record first-half operating revenue of $618 million, up 11% from first-half 2014

•	Record second-quarter M&A and Other Advisory operating revenue of $273 million, up 17% from second-quarter 2014; record first-half operating revenue of $534 million, up 13% from first-half 2014

•	Record second-quarter Asset Management operating revenue of $290 million, up 2% from second-quarter 2014; record first-half operating revenue of $561 million, up 2% from first-half 2014

•	Assets under management of $203 billion as of June 30, 2015, down 1% from June 30, 2014, and up 2% from March 31, 2015. Net inflows of $1.6 billion for second-quarter 2015

•	Return of capital to shareholders totaling $423 million[3] in the first half of 2015

($ in millions, except per share data and AUM)	Quarter Ended June 30,			Six Months Ended June 30,
	2015	2014	%’15-’14	2015	2014	%’15-’14
As Adjusted[1,2,4]
Operating revenue	$607	$571	6%	$1,188	$1,111	7%
Financial Advisory	$316	$281	13%	$618	$556	11%
Asset Management	$290	$286	2%	$561	$548	2%
Net income	$130	$85	53%	$233	$167	40%
Diluted net income per share	$0.98	$0.64	53%	$1.75	$1.25	40%

U.S. GAAP
Net income	$374	$85	NM	$430	$166	NM
Diluted net income per share	$2.82	$0.64	NM	$3.23	$1.25	NM

Supplemental Data
Quarter-end AUM ($ in billions)	$203	$205	(1)%
Average AUM ($ in billions)	$203	$199	2%	$201	$192	5%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Armand Sadoughiti	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 19.

NEW YORK, July 23, 2015 – Lazard Ltd (NYSE: LAZ) today reported record second-quarter operating revenue1 of $607 million, and net income, as adjusted1, of $130 million for the quarter ended June 30, 2015. Net income per share, as adjusted1, was $0.98 (diluted) for the quarter, excluding a net benefit of $237 million, or $1.78 per share (diluted), related to a release of the valuation allowance on deferred tax assets2, compared to $0.64 (diluted) for the 2014 second quarter. Pre-tax income per share (diluted), as adjusted1, was 37% higher than the second quarter of 2014.

Record first-half 2015 operating revenue1 of $1,188 million resulted in net income, as adjusted1, of $233 million, or $1.75 per share (diluted), excluding the second-quarter net benefit2 and the first-quarter debt refinancing charge4.

Second-quarter 2015 net income on a U.S. GAAP basis was $374 million, or $2.82 (diluted) per share, including the second-quarter net benefit2. First-half 2015 net income on a U.S. GAAP basis was $430 million, or $3.23 (diluted) per share, including the second-quarter net benefit and the first-quarter debt refinancing charge4. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 19 of this press release.

“Lazard continues to gain momentum, with record revenues for the second quarter and first half in an uneven macroeconomic environment,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard.

“Both our businesses are in excellent position. Lazard is the only advisory-focused firm with the global scale, and breadth and depth of expertise, to manage large, complex transactions across every sector. Our Asset Management franchise continues to build on its global investor base and expand its investment solutions for our clients,” said Mr. Jacobs.

“Our strong results reflect the operating leverage of our business and our continued discipline on costs,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “We remain focused on profitable revenue growth, investment in our businesses and the return of capital to shareholders.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Second Quarter

Financial Advisory operating revenue was a second-quarter record of $316 million, 13% higher than the second quarter of 2014.

Strategic Advisory operating revenue was a second-quarter record of $290 million, 12% higher than the second quarter of 2014. The increase was primarily driven by M&A and Other Advisory revenue of $273 million, also a second-quarter record and 17% higher than the second quarter of 2014.

During the second quarter of 2015, Lazard remained engaged in highly visible, complex M&A transactions and other strategic advisory assignments, including cross-border transactions, distressed asset sales, and capital structure and sovereign advisory, in the Americas, Europe, Africa, Asia and Australia.

Among the major M&A transactions that were completed during the second quarter of 2015 were the following (clients are in italics): Reynolds American (RAI) in its $27.4 billion acquisition of Lorillard and $7.1 billion sale of selected brands and assets to Imperial Tobacco, and the $4.7 billion investment in RAI by British American Tobacco; The Zeppelin-Stiftung Foundation in ZF Friedrichshafen’s $13.5 billion acquisition of TRW Automotive; Integrys Energy Group’s $9.1 billion sale to Wisconsin Energy; Alexion Pharmaceutical’s $8.4 billion acquisition of Synageva; Siemens’ $7.8 billion acquisition of Dresser-Rand; and Toll Holdings’ A$8.0 billion sale to Japan Post.

In Capital Advisory, we continued to provide advice regarding balance sheet issues to public and private clients globally, including: NJJ Capital/Orange Switzerland on its CHF 2.0 billion debt refinancing; SPIE on its €1.0 billion IPO; Univar on its $770 million IPO; and LondonMetric Property on its £400 million refinancing.

Our Sovereign Advisory business remained active worldwide, including assignments in Greece and Ukraine.

Restructuring operating revenue of $26 million was 24% higher than the second quarter of 2014, reflecting the closing of large assignments. During and since the second quarter of 2015 we have been engaged in a broad range of highly visible and complex restructuring and debt advisory assignments including a number in the energy sector, such as: Longview Power, Sabine Oil & Gas, the Official Committee of Unsecured Creditors of Energy Future Holdings and creditors of Walter Energy in connection with their Chapter 11 bankruptcies; and Hercules Offshore on its capital structure.

Please see a more complete list of M&A transactions on which Lazard advised in the second quarter, or continued to advise or completed since June 30, 2015, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8 -11 of this release.

First Half

Financial Advisory operating revenue was a first-half record of $618 million, 11% higher than the first half of 2014.

Strategic Advisory operating revenue was a first-half record of $569 million, 13% higher than the first half of 2014. The increase was primarily driven by M&A and Other Advisory revenue of $534 million, also a first-half record and 13% higher than the first half of 2014.

Lazard advised or continues to advise on a number of significant and complex M&A transactions announced year to date, including: Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion; The Mylan Stichting on the $43 billion unsolicited expression of interest in Mylan by Teva; Aetna’s $37.0 billion acquisition of Humana; Delhaize’s €31.0 billion merger with Ahold; RockTenn’s $21.0 billion merger with MeadWestvaco; and The Williams Companies in its review of strategic alternatives.

Restructuring operating revenue was $49 million for the first half of 2015, 4% lower than the first half of 2014.

Asset Management

Second Quarter

Asset Management operating revenue was a second-quarter record of $290 million, 2% higher than the second quarter of 2014.

Management fees were a second-quarter record of $258 million, slightly above the second quarter of 2014, and 3% higher than the first quarter of 2015, primarily reflecting changes in average AUM. Incentive fees during the period were $7 million, compared to $16 million in the second quarter of 2014.

Average AUM for the second quarter of 2015 was a record $203 billion, 2% higher than the average AUM in both the second quarter of 2014 and the first quarter of 2015.

AUM as of June 30, 2015, was $203 billion, a 1% decrease from June 30, 2014. AUM increased 2% from March 31, 2015, primarily driven by net inflows and foreign exchange adjustments. Net inflows of $1.6 billion were primarily driven by a broad range of equity and fixed-income strategies.

First Half

Asset Management operating revenue was a first-half record of $561 million, 2% higher than the first half of 2014.

Management fees were a first-half record of $510 million, 3% higher than the first half of 2014, primarily reflecting changes in average AUM. Incentive fees were $13 million in the first half of 2015, compared to $26 million in the first half of 2014.

Average AUM for the first half of 2015 was $201 billion, 5% higher than the first half of 2014. Net inflows were $2.6 billion for the first half of 2015.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the second quarter of 2015, we accrued compensation expense at an adjusted GAAP compensation ratio of 55.6%. This resulted in $337 million of adjusted GAAP compensation and benefits expense1, approximately even with the second quarter of 2014.

For the first half of 2015, we accrued compensation expense at an adjusted GAAP compensation ratio of 55.6%. This resulted in $661 million of adjusted GAAP compensation and benefits expense1, 1% higher than the first half of 2014.

The adjusted GAAP compensation ratios of 55.6% for the second quarter and first half of 2015 were consistent with the full-year 2014 ratio and compared to 58.8% for the second quarter and first half of 2014.

Our goal remains to grow awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis, with consistent deferral policies.

Non-Compensation Expense

For the second quarter of 2015, adjusted non-compensation expense1,2 was $110 million, 2% lower than the second quarter of 2014. The ratio of adjusted non-compensation expense to operating revenue for the second quarter of 2015 was 18.1%, compared to 19.5% for the second quarter of 2014.

For the first half of 2015, adjusted non-compensation expense1,2 was $216 million, 1% higher than the first half of 2014. The ratio of adjusted non-compensation expense to operating revenue for the first half of 2015 was 18.2%, compared to 19.3% for the first half of 2014.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1,2, was $17 million for the second quarter of 2015 and $51 million for the first half of 2015.

The effective tax rate for the second quarter, on an adjusted basis, was 11.6%, compared to 20.7% for the second quarter of 2014. As of the three-month period ended June 30, 2015, the provision for taxes, on an adjusted basis, did not and will no longer include any accruals for the Tax Receivable Agreement (TRA), due to the release of the valuation allowance for deferred tax assets and the related recognition of a liability for our TRA obligation2.

The effective tax rate for the first half of 2015, on an adjusted basis, was 18.1%, compared to 20.9% for the first half of 2014.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

For the second quarter of 2015, Lazard returned $80 million to shareholders, which included: $44 million in dividends; $35 million in share repurchases of our Class A common stock; and $1 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

For the first half of 2015, Lazard returned $423 million to shareholders, which included: $203 million in dividends; $118 million in share repurchases of our Class A common stock; and $102 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

As of June 30, 2015, we had repurchased 2.3 million shares at an average price of $51.04 per share during the first half of the year.

On July 22, 2015, Lazard declared a quarterly dividend of $0.35 per share on its outstanding common stock. The dividend is payable on August 14, 2015, to stockholders of record on August 3, 2015.

Lazard’s financial position remains strong. As of June 30, 2015, our cash and cash equivalents were $701 million, and stockholders’ equity related to Lazard’s interests was $810 million.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on July 23, 2015, to discuss the company’s financial results for the second quarter and first half of 2015. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (800) 967-7140 (U.S. and Canada) or +1 (719) 325-2180 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT on July 23, 2015, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 6059880.

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ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our expectations regarding future results or events, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

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FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the second quarter of 2015)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the second quarter of 2015 on which Lazard advised were the following:

•	Reynolds American (RAI) in its $27.4 billion acquisition of Lorillard and $7.1 billion sale of selected brands and assets to Imperial Tobacco, and the $4.7 billion investment in RAI by British American Tobacco

•	The Zeppelin-Stiftung Foundation in ZF Friedrichshafen’s $13.5 billion acquisition of TRW Automotive

•	Integrys Energy Group’s $9.1 billion sale to Wisconsin Energy

•	Alexion Pharmaceutical’s $8.4 billion acquisition of Synageva

•	Siemens’ $7.8 billion acquisition of Dresser-Rand

•	Toll Holdings’A$8.0 billion sale to Japan Post

•	Dynegy’s $2.8 billion acquisition of assets from Duke Energy and $3.5 billion acquisition of assets from Energy Capital Partners

•	Vivendi’s €3.9 billion sale of its remaining interest in Numericable-SFR

•	Tenet Healthcare’s formation of a JV with United Surgical Partners and acquisition of Aspen Healthcare for a combined value of $4.3 billion

•	Ballymore’s joint venture with Eco World for a £2.2 billion London residential development portfolio

•	Wood Mackenzie’s £1.9 billion sale to Verisk Analytics

•	Greene King’s offer for Spirit Pub Company valuing the business at £1.6 billion

•	Canon’s ¥291.4 billion acquisition of an 85% stake in Axis

•	Greenyard Foods’ €1.2 billion three-way merger with Univeg & Peatinvest

•	Kofax’s $1.0 billion sale to Lexmark

•	Carrefour’s €525 million sale of a 10% stake in its Brazilian subsidiary to Peninsula Participações

•	Amcom’s A$653 million sale to Vocus

•	Dover’s $500 million sale of Sargent Aerospace & Defense to RBC Bearings

•	Siaci Saint Honore’s €422 million sale to Ardian

•	Non-Executive Directors of TI Automotive on TI’s sale to Bain

•	NTT Communications’ acquisition of an 86.7% stake in e-shelter

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2015 second quarter, or completed since June 30, 2015, are the following:

•	Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion*

•	AT&T’s $67.1 billion acquisition of DIRECTV

•	The Mylan Stichting on the $43 billion unsolicited expression of interest in Mylan by Teva

•	Aetna’s $37.0 billion acquisition of Humana

•	Delhaize’s €31.0 billion merger with Ahold

•	Lafarge’s €29.6 billion merger of equals with Holcim

•	RockTenn’s $21.0 billion merger with MeadWestvaco*

•	Iberdrola in the $17.9 billion combination of Iberdrola USA and UIL

•	Pfizer’s $17.0 billion acquisition of Hospira

•	General Electric’s $16.9 billion acquisition of Alstom’s Thermal, Renewables and Grid businesses

•	NiSource’s $13.1 billion spin-off of Columbia Pipeline Group*

•	Pepco’s $12.2 billion sale to Exelon

•	PartnerRe’s $11.0 billion merger with AXIS CapitalRyland Group’s merger with Standard Pacific, valuing the combined entity at $8.2 billion

•	TNT Express on the €4.4 billion public offer by FedEx

•	Capgemini’s $4.0 billion acquisition of IGATE*

•	Richemont in the €3.0 billion merger of Net-A-Porter and YOOX

•	Apollo’s €2.9 billion proposed acquisition of Verallia from Saint-Gobain

•	China Huaxin in the $2.3 billion consortium acquisition of a 51% stake in H3C

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	Corporate Governance Committee of the Board of Directors of TerraForm Power on TerraForm and SunEdison’s $2.2 billion acquisition of Vivint Solar

•	Sacyr’s €1.8 billion sale of Testa to Merlin Properties

•	Steris’$1.9 billion acquisition of Synergy Health

•	Optimal Payments’ $1.2 billion acquisition of Skrill Group

•	Bridgepoint’s €1.1 billion sale of Infront Sports & Media to Wanda Group*

•	The Board of Directors of Stallergenes in Stallergenes’€1.0 billion combination with Greer Laboratories

•	Apollo’s $1.0 billion acquisition of OM Group in partnership with Platform Specialty Products

•	Acticall’s $830 million acquisition of SITEL

•	AngloGold Ashanti’s $820 million sale of its Cripple Creek & Victor mine

•	TCC’s €655 million acquisition of METRO Vietnam

•	Helios Towers Africa on a $630 million investment by Providence Equity Partners and existing shareholders

•	Italiaonline in its $585 million integration with SEAT Pagine Gialle

•	The Williams Companies in its review of strategic alternatives

•	D.E Master Blenders in its combination with Mondelēz International’s coffee business to create Jacobs Douwe Egberts*

•	CVC Capital’s acquisition of Douglas from Advent International

•	Aveva Group in relation to its non-binding agreement to acquire Schneider Software

•	IK Investment Partners’ sale of Vistra Group to Baring Private Equity Asia

•	Jacobs Douwe Egberts’ sale of Carte Noire to Lavazza

•	Doughty Hanson’s sale of Balta Group to Lone Star Funds

*	Transaction completed since June 30, 2015

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the second quarter of 2015 were the following:

•	NJJ Capital/Orange Switzerland on its CHF2.0 billion debt refinancing

•	SPIE on its €1.0 billion IPO

•	Univar on its $770 million IPO

•	LondonMetric Property on its £400 million refinancing

•	EQT Partners on the secondary disposal of its remaining £275 million stake in SSP Group

•	Murray Goulburn on the A$500 million listing of MG Unit Trust

•	Eurazeo on the secondary disposal of a €335 million stake in Moncler

•	Nordax Group on its SEK2.6 billion IPO

•	USS on its purchase of £150 million of notes secured against inflation swaps with Yorkshire Water

•	Sequenom on the $85 million private exchange of outstanding convertible senior notes

•	Wasion Group on its private placement of shares with IFC

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard completed or advised during or since the second quarter of 2015, were the following:

•	The State of Alaska on financing its economic interest in the Alaska LNG project

•	The Democratic Republic of Congo on the structuring of the Inga 3 hydro project

•	The Gabonese Republic on an international bond issue; various macroeconomic and financial matters; investors and rating agencies relationships; and the Emerging Gabon Strategic Plan

•	Greece on various financial matters

•	The Islamic Republic of Mauritania on various strategic sovereign financial issues

•	The Republic of Congo on its sovereign credit ratings and specialized financial institutions

•	The Republic of Nicaragua on its sovereign credit ratings

•	The Slovenia Restitution Fund on the privatization of Nova KBM

•	SNIM (the Mauritanian national mining company) on various matters, including its financing strategy

•	The Ukrainian Deposit Guarantee Fund on banking resolution issues and on the development of the deposit guarantee framework

•	Ukraine as financial advisor to the Ministry of Finance and global coordinator for its forthcoming public sector debt restructuring

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the second quarter of 2015 on which Lazard advised include: Exide Technologies, Dendreon and Longview Power in connection with their Chapter 11 restructurings; Capita Asset Services in connection with the financial restructuring of Theatre (Hospitals) No. 1 and Theatre (Hospitals) No. 2; and Truvo on the consensual restructuring of its debt obligations.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the second quarter of 2015, are the following:

•	Automotive: Chassix

•	Consumer & Retail: RadioShack

•	Industrials/Business Services: Standard Register

•	Mining/Steel/Metals: Walter Energy

•	Power & Energy: Energy Future Holdings, Sabine Oil & Gas

•	Real Estate: Homex

•	Technology/Media/Telecom: LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the second quarter of 2015, are the following:

•	African Bank – advising Tier 2 Noteholders’ Committee of African Bank on its restructuring

•	Grupo Empresarial San José – advising a group of funds (including Värde Partners and Marathon Asset Management) on the company’s restructuring*

•	Hercules Offshore – on its capital structure

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	Premuda – on its debt restructuring

•	Target Canada - on the disposition of its real estate assets in its Canadian insolvency proceedings*

•	Torm – advisor to creditors in negotiations to address the company’s long-term capital structure*

*	Assignment completed since June 30, 2015

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ENDNOTES

1 A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

2 In the second quarter of 2015, we released substantially all of our valuation allowance related to deferred tax assets, and we recognized a liability for our Tax Receivable Agreement (TRA) obligation. As a result, the second quarter U.S. GAAP provision for income taxes included a benefit of approximately $1.2 billion, which was substantially offset by an accrual for our TRA obligation of approximately $962 million, resulting in a $237 million net benefit, or $1.78 (diluted) per share in the quarter.

3 In the first half of 2015, Lazard returned $423 million to shareholders, which included: $203 million in dividends; $118 million in share repurchases of our Class A common stock; and $102 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

4 During the first quarter of 2015, Lazard Ltd’s subsidiary Lazard Group LLC completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”). A charge of $63 million related to the debt refinancing was comprised primarily of an extinguishment loss of $60 million and other related costs.

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LAZ-EPE

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	June 30,	March 31,	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2015	2015	2014	2015	2014
Revenues:

Financial Advisory
M&A and Other Advisory	$273,150	$260,804	$233,313	5%	17%
Capital Raising	17,293	17,584	26,574	(2%)	(35%)

Strategic Advisory	290,443	278,388	259,887	4%	12%
Restructuring	25,941	23,146	20,882	12%	24%

Total	316,384	301,534	280,769	5%	13%

Asset Management
Management fees	258,401	252,087	257,507	3%	0%
Incentive fees	6,978	6,283	15,774	11%	(56%)
Other	24,672	12,707	12,374	94%	99%

Total	290,051	271,077	285,655	7%	2%

Corporate	196	8,345	4,613	NM	NM

Operating revenue (b)	$606,631	$580,956	$571,037	4%	6%

Expenses:
Compensation and benefits expense (c)	$337,429	$323,149	$335,920	4%	0%

Ratio of compensation to operating revenue	55.6%	55.6%	58.8%

Non-compensation expense (d)	$109,592	$106,434	$111,479	3%	(2%)

Ratio of non-compensation to operating revenue	18.1%	18.3%	19.5%

Earnings:

Earnings from operations (e)	$159,610	$151,373	$123,638	5%	29%

Operating margin (f)	26.3%	26.1%	21.7%

Net income (g)	$130,260	$103,034	$85,366	26%	53%

Diluted net income per share	$0.98	$0.77	$0.64	27%	53%

Diluted weighted average shares	132,806,045	133,735,946	133,575,652	(1%)	(1%)

Effective tax rate (h)	11.6%	25.0%	20.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Six Months Ended June 30,
($ in thousands, except per share data)	2015	2014	% Change
Revenues:

Financial Advisory
M&A and Other Advisory	$533,954	$472,457	13%
Capital Raising	34,877	32,790	6%

Strategic Advisory	568,831	505,247	13%
Restructuring	49,087	51,018	(4%)

Total	617,918	556,265	11%

Asset Management
Management fees	510,488	497,030	3%
Incentive fees	13,261	26,152	(49%)
Other	37,379	24,774	51%

Total	561,128	547,956	2%

Corporate	8,541	7,040	21%

Operating revenue (b)	$1,187,587	$1,111,261	7%

Expenses:
Compensation and benefits expense (c)	$660,578	$653,711	1%

Ratio of compensation to operating revenue	55.6%	58.8%

Non-compensation expense (d)	$216,026	$214,480	1%

Ratio of non-compensation to operating revenue	18.2%	19.3%

Earnings:

Earnings from operations (e)	$310,983	$243,070	28%

Operating margin (f)	26.2%	21.9%

Net income (g)	$233,294	$166,641	40%

Diluted net income per share	$1.75	$1.25	40%

Diluted weighted average shares	133,270,996	133,800,822	(0%)

Effective tax rate (h)	18.1%	20.9%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	June 30, 2015	March 31, 2015	June 30, 2014	March 31, 2015	June 30, 2014
Total revenue	$620,589	$593,885	$582,605	4%	7%
Interest expense	(11,497)	(16,136)	(15,709)

Net revenue	609,092	577,749	566,896	5%	7%
Operating expenses:
Compensation and benefits	336,719	328,502	345,924	3%	(3%)

Occupancy and equipment	27,272	27,339	28,367
Marketing and business development	18,324	19,190	20,894
Technology and information services	23,034	22,893	21,954
Professional services	13,883	11,459	14,120
Fund administration and outsourced services	17,493	16,148	16,002
Amortization of intangible assets related to acquisitions	1,857	1,033	706
Other	9,938	69,987	10,709

Subtotal	111,801	168,049	112,752	(33%)	(1%)

Provision pursuant to tax receivable agreement	961,948	6,535	9,240

Operating expenses	1,410,468	503,086	467,916	NM	NM

Operating income (loss)	(801,376)	74,663	98,980	NM	NM

Provision (benefit) for income taxes	(1,176,531)	12,017	13,071	NM	NM

Net income	375,155	62,646	85,909	NM	NM
Net income attributable to noncontrolling interests	1,042	6,693	717

Net income attributable to Lazard Ltd	$374,113	$55,953	$85,192	NM	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	126,212,645	123,655,689	123,116,776	2%	3%
Diluted	132,806,045	133,735,946	133,575,652	(1%)	(1%)

Net income per share:
Basic	$2.96	$0.45	$0.69	NM	NM
Diluted	$2.82	$0.42	$0.64	NM	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Six Months Ended
($ in thousands, except per share data)	June 30, 2015	June 30, 2014	% Change
Total revenue	$1,214,474	$1,131,958	7%
Interest expense	(27,633)	(31,662)

Net revenue	1,186,841	1,100,296	8%
Operating expenses:
Compensation and benefits	665,221	667,489	(0%)

Occupancy and equipment	54,611	56,679
Marketing and business development	37,514	40,127
Technology and information services	45,927	45,441
Professional services	25,342	21,711
Fund administration and outsourced services	33,641	31,456
Amortization of intangible assets related to acquisitions	2,890	1,926
Other	79,925	20,067

Subtotal	279,850	217,407	29%

Provision pursuant to tax receivable agreement	968,483	9,240

Operating expenses	1,913,554	894,136	NM

Operating income (loss)	(726,713)	206,160	NM

Provision (benefit) for income taxes	(1,164,514)	34,822	NM

Net income	437,801	171,338	NM
Net income attributable to noncontrolling interests	7,735	5,304

Net income attributable to Lazard Ltd	$430,066	$166,034	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	124,934,167	122,446,492	2%
Diluted	133,270,996	133,800,822	(0%)

Net income per share:
Basic	$3.44	$1.36	NM
Diluted	$3.23	$1.25	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$701,172	$1,066,580
Deposits with banks and short-term investments	287,677	207,760
Cash deposited with clearing organizations and other segregated cash	33,726	43,290
Receivables	501,531	557,596
Investments	557,751	620,352
Goodwill and other intangible assets	335,969	347,438
Deferred tax assets	1,255,440	59,041
Other assets	478,675	430,179

Total Assets	$4,151,941	$3,332,236

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$375,835	$316,601
Accrued compensation and benefits	387,467	606,290
Senior debt	998,350	1,048,350
Tax receivable agreement obligations	988,085	19,577
Other liabilities	532,835	571,361

Total liabilities	3,282,572	2,562,179

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	527,454	702,800
Retained earnings	664,001	464,655
Accumulated other comprehensive loss, net of tax	(235,349)	(200,766)

Subtotal	957,404	967,987
Class A common stock held by subsidiaries, at cost	(147,200)	(261,243)

Total Lazard Ltd stockholders’ equity	810,204	706,744
Noncontrolling interests	59,165	63,313

Total stockholders’ equity	869,369	770,057

Total liabilities and stockholders’ equity	$4,151,941	$3,332,236

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	June 30, 2015	March 31, 2015	December 31, 2014	Qtr to Qtr	YTD
Equity:
Emerging Markets	$47,850	$46,916	$48,459	2.0%	(1.3%)
Global	32,901	33,595	33,982	(2.1%)	(3.2%)
Local	33,231	32,000	31,684	3.8%	4.9%
Multi-Regional	52,420	50,341	46,787	4.1%	12.0%

Total Equity	166,402	162,852	160,912	2.2%	3.4%
Fixed Income:
Emerging Markets	15,668	15,130	14,227	3.6%	10.1%
Global	3,946	3,895	3,771	1.3%	4.6%
Local	3,982	3,910	3,676	1.8%	8.3%
Multi-Regional	8,917	8,787	9,436	1.5%	(5.5%)

Total Fixed Income	32,513	31,722	31,110	2.5%	4.5%
Alternative Investments	3,123	3,446	3,799	(9.4%)	(17.8%)
Private Equity	926	1,057	1,091	(12.4%)	(15.1%)
Cash Management	122	104	191	17.3%	(36.1%)

Total AUM	$203,086	$199,181	$197,103	2.0%	3.0%

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014		2015	2014
AUM - Beginning of Period	$199,181	$189,453		$197,103	$186,924

Net Flows	1,548	4,709		2,589	5,557
Market and foreign exchange appreciation (depreciation)	2,357	10,363		3,394	12,044

AUM - End of Period	$203,086	$204,525		$203,086	$204,525

Average AUM	$203,168	$198,537		$201,040	$192,211

% Change in average AUM	2.3%			4.6%

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
($ in thousands, except per share data)	2015	2015	2014	2015	2014
Operating Revenue
Net revenue - U.S. GAAP Basis	$609,092	$577,749	$566,896	$1,186,841	$1,100,296
Adjustments:
Revenue related to noncontrolling interests (i)	(3,588)	(8,734)	(2,512)	(12,322)	(8,778)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	1,894	(4,136)	(8,906)	(2,242)	(11,532)
Private Equity revenue adjustment (j)	(12,203)	—	—	(12,203)	—
Interest expense	11,436	16,077	15,559	27,513	31,275

Operating revenue, as adjusted (b)	$606,631	$580,956	$571,037	$1,187,587	$1,111,261

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$336,719	$328,502	$345,924	$665,221	$667,489
Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	1,894	(4,136)	(8,906)	(2,242)	(11,532)
Compensation related to noncontrolling interests (i)	(1,184)	(1,217)	(1,098)	(2,401)	(2,246)

Compensation & benefits expense, as adjusted (c)	$337,429	$323,149	$335,920	$660,578	$653,711

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$111,801	$168,049	$112,752	$279,850	$217,407
Adjustments:
Charges pertaining to Senior Debt refinancing (k)	—	(60,219)	—	(60,219)	—
Amortization of intangible assets related to acquisitions	(1,857)	(1,033)	(706)	(2,890)	(1,926)
Non-compensation expense related to noncontrolling interests (i)	(352)	(363)	(567)	(715)	(1,001)

Non-compensation expense, as adjusted (d)	$109,592	$106,434	$111,479	$216,026	$214,480

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	($801,376)	$74,663	$98,980	($726,713)	$206,160
Adjustments:
Accrual of tax receivable agreement obligation (“TRA”)	961,948	6,535	9,240	968,483	9,240
Charges pertaining to Senior Debt refinancing (k)	—	62,874	—	62,874	—
Private Equity revenue adjustment (j)	(12,203)	—	—	(12,203)	—
Net income related to noncontrolling interests (i)	(1,042)	(6,693)	(553)	(7,735)	(4,673)

Pre-tax income, as adjusted	147,327	137,379	107,667	284,706	210,727
Interest expense	11,436	13,422	15,559	24,858	31,275
Amortization of intangible assets related to acquisitions (LAZ only)	847	572	412	1,419	1,068

Earnings from operations, as adjusted (e)	$159,610	$151,373	$123,638	$310,983	$243,070

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$374,113	$55,953	$85,192	$430,066	$166,034
Adjustments:
Charges pertaining to Senior Debt refinancing (k)	—	62,874	—	62,874	—
Private Equity revenue adjustment (j)	(12,203)	—	—	(12,203)	—
Recognition of deferred tax assets (net of TRA accrual) (l)	(236,736)	—	—	(236,736)	—
Tax expense (benefit) allocated to adjustments	5,086	(15,793)	—	(10,707)	—
Full exchange of exchangeable interests (m)	—	—	174	—	607

Net income, as adjusted (g)	$130,260	$103,034	$85,366	$233,294	$166,641

Diluted net income per share:
U.S. GAAP Basis	$2.82	$0.42	$0.64	$3.23	$1.25
Non-GAAP Basis, as adjusted	$0.98	$0.77	$0.64	$1.75	$1.25

Diluted pre-tax income per share, as adjusted:	$1.11	$1.03	$0.81	$2.14	$1.57

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (i) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the three and six month periods ended June 30, 2015, private equity carried interest reduction (see (j) below), (iv) interest expense primarily related to corporate financing activities, and (v) for the three month period ended March 31, 2015 and the six month period ended June 30, 2015, excess interest expense pertaining to Senior Debt refinancing (see (k) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (i) below).
(d)	A non-GAAP measure which excludes (i) for the three month period ended March 31, 2015 and the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (ii) amortization of intangible assets related to acquisitions, and (iii) expenses related to noncontrolling interests (see (i) below).
(e)	A non-GAAP measure which excludes (i) for the three month period ended March 31, 2015 and the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (ii) revenue and expenses related to noncontrolling interests (see (i) below), (iii) interest expense primarily related to corporate financing activities, (iv) amortization of intangible assets related to acquisitions, (v) for the three and six month periods ended June 30, 2015, private equity carried interest reduction (see (j) below), and (vi) a provision pursuant to the tax receivable agreement (“TRA”).
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings for the three and six month periods ended June 30, 2014 and excludes (i) for the three month period ended March 31, 2015 and the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing, net of tax benefits (see (k) below), (ii) for the three and six month periods ended June 30, 2015, private equity carried interest reduction, net of tax impact (see (j) below), and (iii) for the three and six month periods ended June 30, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (l) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision (benefit) for income taxes of $17,067, $34,345 and $22,301 for the three month periods ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, $51,412 and $44,086 for the six month periods ended June 30, 2015 and 2014, respectively, and the denominator of which is pre-tax income of $147,327, $137,379 and $107,667 for the three month periods ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, $284,706 and $210,727 for the six month periods ended June 30, 2015 and 2014, respectively. The numerator also included a provision pursuant to the tax receivable agreement (“TRA”) prior to the quarter ended June 30, 2015 (see (e) above) and excludes a release of deferred tax valuation allowance (see (l) below).
(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(j)	Revenue relating to the Company’s disposal of the Australian private equity business is adjusted for the recognition of an obligation, which was previously recognized for U.S. GAAP.
(k)	Represents charges related to the extinguishment of $450 million of the Company’s 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(l)	Represents the recognition of deferred tax assets of $1,199 million, net of the accrual of $962 million for the tax receivable agreement.
(m)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM    Not meaningful